EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
Helix Energy Solutions Group, Inc.

We have reviewed the condensed consolidated balance sheet of Helix Energy Solutions Group, Inc. and subsidiaries as of June 30, 2009, and the related condensed consolidated statements of operations for the three-month and six-month periods ended June 30, 2009 and 2008 and the condensed consolidated statements of cash flows for the six-month periods ended June 30, 2009 and 2008. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above in order for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Helix Energy Solutions Group, Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, not presented herein, and in our report dated March 2, 2009, we expressed an unqualified opinion on those consolidated financial statements. As described in Note 2, on April 27, 2009, the Company completed the sale of Helix Energy Limited. The Company has adjusted its 2008 consolidated financial statements to classify the assets and liabilities of Helix Energy Limited as discontinued operations.  Also, as described in Note 3, on January 1, 2009, the Company adopted FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB 51 and FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) on a retrospective basis resulting in revision of the December 31, 2008, consolidated balance sheet. We have not audited and reported on the revised balance sheet reflecting the adoption of the accounting principles noted above and the adjusted presentation for discontinued operations.

/s/ Ernst & Young LLP

Houston, Texas
August 5, 2009